                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 3.   Incorporation of Documents by Reference.
------    ---------------------------------------

          The following material is incorporated herein by reference:

          (a) The Definitive Proxy Statement on Schedule 14A of nutrisystem.com inc. (the "Company") dated June 2, 2000 as filed by the Company with the Securities and Exchange Commission (the "Commission") on June 2, 2000.

          (b) The Company's Quarterly Reports on Form 10-Q dated May 12, 2000 and July 31, 2000 as filed by the Company with the Commission on May 12, 2000 and July 31, 2000, respectively.

          (c) The description of the Company's Common Stock set forth in the Company's Amended Registration Statement on Form 10 filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on March 14, 2000.

          All reports or other documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement, in each case filed by the Company prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.
------    -------------------------

          No answer to this item is required because the class of securities to be offered is registered under Section 12 of the Exchange Act.

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

Item 5.   Interests of Named Experts and Counsel.
------    --------------------------------------

          The financial statements and schedule contained in Amendment No. 4 of the Company's Form 10 Registration Statement for the year ended December 31, 1999 incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

          The validity of the issuance of the shares of Common Stock registered hereby will be passed upon for the Company by Duane, Morris & Heckscher LLP, Philadelphia, Pennsylvania. As of August 30, 2000, partners of Duane, Morris & Heckscher LLP beneficially owned 15,000 shares of the Company's outstanding Common Stock.

Item 6.   Indemnification of Directors and Officers.
------    -----------------------------------------

          Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

          In the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was acting in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that indemnification is not permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all

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

the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

          Section 145 of the DGCL further provides that a Delaware corporation is required to indemnify a director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with any action, suit or proceeding or in defense of any claim, issue or matter therein as to which such person has been successful on the merits or otherwise; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators and empowers the corporation to purchase and maintain insurance on behalf of a director or officer against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liability under Section 145. A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct. Such determination is to be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not party to such action, suit or proceeding, even though less than a quorum, (ii) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion or (iii) by the stockholders.

          The Company's By-laws provide that the Company shall indemnify its directors and officers and, to the extent permitted by the Board of Directors, the Company's employees and agents, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. In addition, the Company's By-laws permit the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any of the Company's directors, officers, employees or agents arising out of their capacity as such.

Item 7.   Exemption from Registration Claimed.
------    -----------------------------------

          No answer to this item is required because no restricted securities are to be reoffered or resold pursuant to this Registration Statement.

Item 8.   Exhibits.
------    --------

          Reference is made to the Exhibit Index contained on Page II-6 of this Form S-8 Registration Statement.

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

Item 9.   Undertakings.
------    ------------

     The Company hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (1) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

          (2) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (3) to include any additional or changed material information with respect to the plan of distribution;

provided, however, that paragraphs (a)(1) and (a)(2) of this Item 9 do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment is incorporated by reference from periodic reports filed by the small business issuer under the Exchange Act.

          (b) For the purpose of determining any liability under the Act, to treat each post- effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offer thereof; and

          (c) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.



                                   II-4
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                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Horsham, Pennsylvania on August 29, 2000.

                                   nutrisystem.com inc.

                                   By: /s/ Brian D. Haveson
                                       ---------------------------
                                       Brian D. Haveson, President
                                         and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

            Signature                 Title                      Date
-------------------------   -----------------------------     ---------------

 /s/ Brian D. Haveson       President and Chief Executive     August 31, 2000
-------------------------   Officer and Director (principal
Brian D. Haveson            executive officer)


 /s/ James D. Brown         Chief Financial Officer and       August 31, 2000
--------------------------  Treasurer (principal financial
James D. Brown              and accounting officer)


                            Director                          August   , 2000
--------------------------
Michael E. Heisley


 /s/ Frederick C. Tecce     Director                          August 31, 2000
--------------------------
Frederick C. Tecce

 /s/ Donald R. Caldwell     Director                          August 31, 2000
--------------------------
Donald R. Caldwell

 /s/ Dean J. Bozzano        Director                          August 31, 2000
--------------------------
Dean J. Bozzano

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                                EXHIBIT INDEX
                                -------------

                  (Pursuant to Item 601 of Regulation S-K)


Exhibit No.  Exhibit                                             Reference

   4.1       nutrisystem.com inc. 1999 Equity Incentive Plan     *

   4.2       nutrisystem.com inc. 2000 Equity Incentive Plan     Filed herewith

   4.3       nutrisystem.com inc. 2000 Equity Incentive Plan     Filed herewith
             for Outside Directors and Consultants.

  5          Opinion of Duane, Morris & Heckscher LLP.           Filed herewith

  23.1       Consent of Duane, Morris & Heckscher LLP            Filed herewith
             (included in their opinion filed as Exhibit 5).

   23.2      Consent of Arthur Andersen LLP.                     Filed herewith

----------

  * Such exhibit is hereby incorporated by reference to Exhibit 10.5 in the Company's Form 10 Registration Statement filed by the Company on December 17, 1999.

                                   II-6